Exhibit 11

                            DAKA INTERNATIONAL, INC.
            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
          YEARS ENDED JULY 1, 1995, JULY 2, 1994 AND JUNE 26, 1993


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
                                                  Years Ended
                                      July 1,      	July 2,       	June 26,
                                       1995           1994            1993
Primary:
Income before extraordinary item  	   9,116         	6,902          	4,647
Extraordinary item - gain on
 extinguishment of debt, net 	                     	                   462
                                     ------         ------          ------
Net income 	                          9,116         	6,902          	5,109
Net income available to common
 stockholders 	                       8,716         	6,102          	5,109


Weighted average number of
 shares outstanding                  	4,030         	3,760          	3,285
Weighted average number of
 options outstanding 	                  260            173   	         138
                                     ------         ------          ------
                               	      4,290   	      3,933    	      3,423

Primary earnings per share:
Income before extraordinary item      	2.03          	1.55           	1.36
Extraordinary item - gain on
 extinguishment of debt, net 	                     	                  0.13
                                     ------         ------          ------
Net income available to
 common stockholders                 	 2.03          	1.55           	1.49

Fully Diluted:
Income before extraordinary item 	    8,716         	6,102          	4,647
Extraordinary item - gain on
 extinguishment of debt, net 	 	 	                                     467
Net income available to
 common stockholders                 	8,716         	6,102          	5,114
Add back dividend on
 Preferred Stock 	                      400           	800
Add back interest expense
 on Convertible Notes,after
 tax effect 	                         1,147  	       1,324             352
                                     ------         ------          ------
                                	    10,263   	      8,226    	      5,466

Weighted average number of
 shares outstanding                  	4,473         	3,760          	3,136
Weighted average number of
 options outstanding                   	321           	201            	290
Shares issuable upon conversion
 of Preferred Stock	                  2,222         	2,222          	2,222
Shares issuable upon conversion
 of Notes 	                           1,712   	      2,396   	         663
                                     ------         ------          ------
                               	      8,728   	      8,579    	      6,311
                                     ------         ------          ------
Fully diluted earnings per share:
Net income                            	1.18          	0.96           	0.87





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